UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              Xcyte Therapies, Inc.
                                (Name of Issuer)

                    Common stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    98389F309
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)


-----------------
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Capital Corporation
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               00

-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge International LLC
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               OO-Limited Liability Company
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Capital Management, LLC   20-1901985
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               OO-Limited Liability Company
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Master L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               PN-Partnership
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Capital L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               PN-Partnership
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge GP, Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               OO-Limited Liability Company
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge GP, LLC
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               OO-Limited Liability Company
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Glenn Dubin
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------

CUSIP No. 98389F309

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Henry Swieca
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY

-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY        187 shares of Common Stock.
                    See Item 4(a).
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
                    187 shares of Common Stock.
PERSON WITH
               ----------------------------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
               BY EACH REPORTING PERSON
               187 shares of Common Stock.
-------------------------------------------------------------------------------
     (10)      CHECK BOX IF THE AGGREGATE AMOUNT
               IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (11)      PERCENT OF CLASS REPRESENTED
               BY AMOUNT IN ROW (9)
               0.0% (See Item 4(b))
-------------------------------------------------------------------------------
     (12)      TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------

     This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on November 8, 2004 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of Xcyte Therapies, Inc., a Washington corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2 (a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a). Name of Person Filing
Item 2(b). Address of Principal Business Office
Item 2(c). Citizenship

           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:    State of Delaware

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Highbridge GP, LLC
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive

           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:    Cayman Islands, British West Indies

           Glenn Dubin
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

Item 4.  Ownership
(a)      Amount beneficially owned

         As of the date of this Statement, each Reporting Person may be deemed the beneficial owner of 187 shares of Common Stock held by Highbridge International LLC.

         Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

(b)      Percent of class

         The Company's quarterly report that was filed on Form 10-Q that was filed on November 14, 2005, indicates there were 19,672,393 shares of Common Stock outstanding as of November 7, 2005. Therefore, based on the Company's outstanding shares of Common Stock issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 0.0% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(c)      Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote
               0

         (ii)  Shared power to vote or to direct the vote
               187 shares of Common Stock.

         (iii) Sole power to dispose or to direct the disposition of
               0

         (iv) Shared power to dispose or to direct the disposition of 187 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                    By: /s/ Howard Feitelberg
    ------------------------                     ---------------------------
Name: Howard Feitelberg                      Name: Howard Feitelberg
Title: Director                              Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC           HIGHBRIDGE GP, LTD.


By: /s/ Carolyn Rubin                        By: /s/ Clive Harris
    ------------------------                     ---------------------------
Name: Carolyn Rubin                          Name: Clive Harris
Title: Deputy General Counsel                Title: Director

HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE GP, LLC

                                             By: /s/ Clive Harris
                                                 ---------------------------
By: Highbridge GP, Ltd.                      Name: Clive Harris
    its General Partner                      Title: Director

By: /s/ Clive Harris
    ------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL L.P.

                                             /s/ Henry Swieca
By: Highbridge GP, LLC                       ----------------------------
    its General Partner                      HENRY SWIECA

By: /s/ Clive Harris
    ------------------------
Name: Clive Harris
Title: Director


/s/ Glenn Dubin
----------------------------
GLENN DUBIN

                                   EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock of Xcyte Therapies, Inc., a Washington corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 13, 2006

HIGHBRIDGE INTERNATIONAL LLC                 HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                    By: /s/ Howard Feitelberg
    ------------------------                     ---------------------------
Name: Howard Feitelberg                      Name: Howard Feitelberg
Title: Director                              Title: Controller

HIGHBRIDGE CAPITAL MANAGEMENT, LLC           HIGHBRIDGE GP, LTD.


By: /s/ Carolyn Rubin                        By: /s/ Clive Harris
    ------------------------                     ---------------------------
Name: Carolyn Rubin                          Name: Clive Harris
Title: Deputy General Counsel                Title: Director

HIGHBRIDGE MASTER L.P.                       HIGHBRIDGE GP, LLC

                                             By: /s/ Clive Harris
                                                 ---------------------------
By: Highbridge GP, Ltd.                      Name: Clive Harris
    its General Partner                      Title: Director

By: /s/ Clive Harris
    ------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL L.P.

                                             /s/ Henry Swieca
By: Highbridge GP, LLC                       ----------------------------
    its General Partner                      HENRY SWIECA

By: /s/ Clive Harris
    ------------------------
Name: Clive Harris
Title: Director

/s/ Glenn Dubin
----------------------------
GLENN DUBIN